EXHIBIT 5.1


            [LETTERHEAD OF COMMONWEALTH TELEPHONE ENTERPRISES, INC.]


                                                                   July 6, 2004


Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Ladies and Gentlemen:


     I am Raymond B. Ostroski, Esq., Senior Vice President, General Counsel and Corporate Secretary of Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation, (the "Company") and have acted as counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, relating to the authorization of the issuance of 400,000 shares of the Company's Common Stock, par value $1.00 Shares (the "Shares"), in connection with the Commonwealth Builder 401(k) Plan (the "Plan").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Raymond B. Ostroski
                                        ---------------------------------------
                                        Raymond B. Ostroski
                                        Senior Vice President, General Counsel
                                        and Corporate Secretary